[NORTHWESTERN CORPORATION LOGO]                                     EXHIBIT 99.1

                                                                    News Release


Contacts:

Investors/Media:

Roger Schrum
605-978-2848
roger.schrum@northwestern.com


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                NORTHWESTERN REPORTS BLUE DOT AND EXPANETS UNITS
                           HAVE RECEIVED SEC SUBPOENAS

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SIOUX FALLS, S.D. - Dec. 31, 2003 - NorthWestern Corporation (OTC Pink Sheets:
NTHWQ) today reported that the U.S. Securities and Exchange Commission has issued subpoenas to Blue Dot Services Inc. and Expanets, Inc. requesting the production of documents as part of a now formal investigation of NorthWestern. This follows the SEC's requests for information made in connection with the previously announced SEC informal inquiry.

NorthWestern reported in April 2003 that it had been notified by the SEC that it was conducting an informal inquiry relating to questions regarding restatements and other accounting and financial reporting matters. NorthWestern has been cooperating fully with the SEC's inquiry, and it intends to provide the requested information as expeditiously as possible.

NorthWestern filed for Chapter 11 reorganization in the U.S. Bankruptcy Court in Delaware on Sept. 14, 2003. The filing did not include Blue Dot, a heating, ventilation and air conditioning services business, or Expanets, a communications services business. As part of its restructuring, NorthWestern has been selling its nonutility businesses and assets, including Expanets and Blue Dot, to focus on its core utility operations. On Nov. 26, 2003, NorthWestern completed the sale of substantially all of Expanets' assets to Avaya, Inc. for $152 million in cash and the assumption of specified liabilities, less certain post-closing working capital adjustments and the payment of certain excluded liabilities. As of Dec. 30, 2003, Blue Dot has sold 46 of its 63 business locations.

About NorthWestern

NorthWestern Corporation is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 600,000 customers in Montana, South Dakota and Nebraska. Further information about NorthWestern is available on the Internet at www.northwestern.com.

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